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                                                                     EXHIBIT 4.5

                        FORM OF STOCK OPTION AGREEMENT

                          SRI/SURGICAL EXPRESS, INC.

                            1998 STOCK OPTION PLAN

                       INCENTIVE STOCK OPTION AGREEMENT

                                 _,____ Shares

                        Date of Grant: _______ __, 200_

                       Expiration Date: _______ __, 20__

                       Exercise Price: $__.__ Per Share

                        ______________________________

TO:  [Insert Recipient's Name]

     To enhance your interest in the sustained success and profitability of SRI/Surgical Express, Inc., you have been granted as of the Date of Grant stated above an incentive stock option to purchase up to __,___ shares of its common stock, $.001 par value, at an exercise price of $__.__ per share, subject to all the following terms and conditions:

     1.   Definitions. As used in this Agreement, the capitalized terms defined
          -----------
below have the respective meanings ascribed to them:

     "Administrative Committee" means the committee appointed by the Company's Board of Directors to administer the Plan.

     "Agreement" means this Stock Option Agreement, as originally executed by you and the Company, and as subsequently amended or modified in accordance with its terms.

     "Company" means SRI/Surgical Express, Inc., a Florida corporation.

     "Date of Grant" means the date as of which the Administrative Committee authorized the grant of the Stock Option to you, as stated in the heading of this Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and includes all rules and regulations of the SEC promulgated under that act.

     "Internal Revenue Code" means the United States Internal Revenue Code of 1986, as amended from time to time, or any United States income tax law subsequently enacted in substitution for that code.

     "Plan" means the Sterile Recoveries, Inc. 1998 Stock Option Plan that was adopted by the board of directors of the Company on February 17, 1998 and by the Shareholders of the Company on May 19, 1998, as amended, a copy of which is attached as Appendix "D" to this Agreement.

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     "Shares" means shares of the Company's common stock, $.001 par value.

     "Stock Option" means the incentive stock option to purchase Shares from the Company according to the terms and conditions of the Plan that is granted to you pursuant to this Agreement.

     2.   Incorporation of Plan. The grant and exercise of the Stock Option are
          ---------------------
subject to your acceptance of this Agreement and all the terms and conditions of the Plan, which are incorporated by reference in this Agreement.

     3.   Revocation and Expiration. The award of the Stock Option to you will
          -------------------------
be revoked automatically without further action or notice if you do not accept this Agreement within 30 days following the date when you are given written notice of the award of the Stock Option. In any event, unless extended by the Administrative Committee, the Stock Option expires at 5:00 P.M., New York time, on the earlier of (a) the date that is ten years after the Date of Grant, which is the Expiration Date stated in the heading of this Agreement, (b) the 90th day after the day that you cease to be an employee of the Company or any of its subsidiaries (other than as a result of your death or disability), or (c) the date that is one year after you die or cease to be an employee of the Company or any of its subsidiaries because of a total and permanent disability, as defined in section 22(e)(3) of the Internal Revenue Code. In no event is the Stock Option exercisable after the Expiration Date stated in the heading of this Agreement.

     4.   Exercise of Option. The Stock Option is not exercisable until you
          ------------------
accept this Agreement. Thereafter, the Stock Option is exercisable to the extent and in the manner described in the Plan and this Agreement. To the extent that it is exercisable, you may exercise the Stock Option as a whole, in part, or in increments at any time and from time to time. You may exercise the Stock Option as to all or any portion of the full number of Shares for which it is exercisable at any time, but you must exercise the Stock Option before it expires, and every exercise must be for at least 100 whole Shares. No fractional Shares will be issued pursuant to the Stock Option.

     The Stock Option will become exercisable for each year that elapses (or has elapsed) since ___________, 200_, in serial increments equal to 20% of the Shares subject to the Stock Option, as follows:

                                    Percent Exercisable
                                    -------------------

                      Date               Per Year             Cumulatively
                      ----               --------             ------------
                 _______ __, 200_           20%                    20%
                 _______ __, 200_           20%                    40%
                 _______ __, 200_           20%                    60%
                 _______ __, 200_           20%                    80%
                 _______ __, 200_           20%                   100%

In addition, the Stock Option will become fully and immediately exercisable upon the occurrence of a "Change in Control" event described in subsection 5.2(a) of the Plan. In no event is the Stock Option exercisable after the Expiration Date or if the exercise of the Stock Option or the Company's issuance and delivery of Shares pursuant to the exercise would violate any law.

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     5.   Method of Exercise. To exercise the Stock Option, you must do the
          ------------------
following before the Stock Option expires: (a) deliver to the Company a written notice of exercise in the form of Appendix "A" to this Agreement (or such other form as the Administrative Committee may subsequently prescribe), specifying the number of Shares to be purchased; (b) tender to the Company full payment for the Shares to be purchased pursuant to the exercise of the Stock Option; (c) pay to the Company, or make an arrangement satisfactory to the Administrative Committee for the payment of, any tax withholding required in connection with your exercise of the Stock Option (including FICA, Medicare, and local, state, or federal income taxes); and (d) comply with any other reasonable requirements of exercise that the Administrative Committee has established. You may pay the exercise price and any tax withholding for the Shares that you purchase pursuant to the Stock Option by any combination of money order, personal check, or certified or official bank check. The exercise date for each exercise of the Stock Option will be the date when (i) the Company has received notice of exercise and full payment of the exercise price, (ii) you have paid to the Company or made a satisfactory arrangement for the payment of any requisite tax withholding, and (iii) you have satisfied any other requirements of exercise established by the Administrative Committee.

     6.   Employment Condition. Except as otherwise provided below, you may
          --------------------
exercise the Stock Option only if you have continuously been an employee of the Company or a subsidiary of the Company during the period beginning on the Date of Grant and ending on the 90th day before the exercise date of the Stock Option. If your employment with the Company or any subsidiary of the Company is terminated (voluntarily or involuntarily) at a time when the Stock Option is exercisable, you may exercise the Stock Option within 90 days following the effective date of termination. If you die or cease to be an employee because of a total and permanent disability (within the meaning of section 22(e)(3) of the Internal Revenue Code) at a time when the Stock Option is exercisable, the Stock Option will continue to be exercisable by your heir or estate for one year following your death or by you or your guardian for one year following the termination of your employment because of disability. Notwithstanding the foregoing, the Stock Option is never exercisable after the Expiration Date stated in the heading of this Agreement. The Stock Option will be exercisable after your death, disability, or termination of employment only to the extent that it was exercisable on the date when you ceased to be an employee of the Company or any of its subsidiaries. The Administrative Committee shall decide to what extent bona fide leaves of absence for illness, temporary disability, military or governmental service, or other reasons will constitute an interruption of continuous employment that results in your ceasing to be an employee of the Company or any of its subsidiaries. The award of the Stock Option to you does not create or extend any right for you to continue to serve as an officer or employee of the Company or any of its subsidiaries, to participate in any other stock option or employee benefit plan of the Company, or to receive the same benefits as any other employee; nor does it restrict in any way the right of the Company or any of its subsidiaries to terminate at any time your employment with it either at will or as provided in any written employment agreement between you and the Company.

     7.   Nontransferability of Option. You are prohibited from transferring the
          ----------------------------
Stock Option, any interest in it, or any right under this Agreement by any means other than by will or the law of descent and distribution. The Stock Option is exercisable during your lifetime only by

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you or your guardian. Any prohibited transfer (whether by gift, sale, pledge, assignment, hypothecation, or otherwise) will be invalid and ineffective as to the Company. In addition, the Stock Option and your rights under this Agreement are not subject to any lien, levy, attachment, execution, or similar process by creditors. The Company may cancel the Stock Option by notice to you, if you attempt to make a prohibited transfer, or if the Stock Option, any interest in it, or any right under this Agreement becomes subject to a lien, levy, attachment, execution, or similar process.

     8.   Stock Certificates. Promptly after the Stock Option has been validly
          ------------------
exercised in accordance with the terms of the Plan, the Company shall issue and deliver to the person who exercised it, against a written receipt in substantially the form attached as Appendix "B" to this Agreement, a stock certificate evidencing that person's ownership of the Shares that were purchased pursuant to the Stock Option plus, instead of any fractional Share to which that person otherwise would be entitled, a cash sum equal to the product of (a) that fraction, multiplied by (b) the fair market value of a Share on the exercise date of the Stock Option, as determined pursuant to the Plan. No one will have any rights as a shareholder with respect to any Shares issuable upon exercise of the Stock Option until the Stock Option has been validly exercised, the Company has issued and delivered to the person exercising the Stock Option a certificate evidencing those Shares, and the name of the person exercising the Stock Option has been entered as a shareholder of record in the Company's stock records.

     9.   Representations and Warranties. By accepting this Agreement, you
          -------------------------------
represent and warrant to the Company the following:

     (a) You are accepting the Stock Option, and will purchase the Shares subject to your Stock Option, solely for your own account, as principal, without a view to, and not for resale in connection with, any distribution or underwriting of the Stock Option or any Shares, and you are not participating, directly or indirectly, in any distribution or underwriting of the Stock Option or any Shares. You are not acquiring the Stock Option, and will not purchase any Shares pursuant to it, as an agent, nominee, or representative for the account or benefit of another person or entity, and you have not agreed or arranged to sell, assign, transfer, subdivide, or otherwise dispose of all or any part of the Stock Option or the Shares subject to it to another person or entity.

     (b) You understand that (i) no state or federal agency has passed upon the Stock Option or the Shares or made any finding or determination as to the fairness of the Stock Option or the Shares as an investment, (ii) the Stock Option and the Shares subject to it have not been, and will not be, registered under either the Securities Act of 1933, as amended, or any state securities law, (iii) those Shares can be offered for sale, sold, assigned, foreclosed or otherwise transferred only if the transaction is registered under those laws or qualifies for an available exemption from registration under those laws, and
(iv) the Company has not agreed, and is not obligated to register any resale or other transfer of any Shares acquired pursuant to the Stock Option under the Securities Act of 1933, as amended, or any state securities law, or to take any action to enable you to qualify for an exemption from registration under any of those laws with respect to a resale or other transfer of those Shares.

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     (c)  You have received from the Company and carefully read a Plan Summary
(including the supplement) pertaining to the Plan and all the other documents described on Appendix "C" to this Agreement.

     10.  Holdback Agreement. If the Company initiates a public offering of the
          ------------------
Shares, you agree not to effect any public sale or distribution, including any sale pursuant to Rule 144 or any successor provision of the Securities Act of 1933, as amended, of any Shares during the 120 day period beginning on the closing date of the offering.

     11.  Notice of Sale. You agree to promptly notify the Company of any sale
          --------------
of your Shares.

     12.  Notices. Every notice, demand, consent, approval, and other
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communication required or permitted under this Agreement will be valid only if it is in writing and delivered personally or by telecopy, commercial courier, or first class, postage prepaid, United States mail (whether or not certified or registered and regardless of whether a return receipt is received or requested by the sender) and addressed, if to you, at your address set forth below and, if to the Company, at 12425 Racetrack Road, Tampa, Florida 33626, Attention:
President, or at any other address that either party has previously designated by notice given to the other party in accordance with this provision. A validly given notice, demand, consent, approval, or other communication will be effective on the earlier of its receipt, if delivered personally or by telecopy or commercial courier, or the third day after it is postmarked by the United States Postal Service, if it is delivered by first class, postage prepaid, United States mail. You shall notify the Company of any change in your mailing address that is listed in this Agreement.

     13.  Legal Proceedings. If any dispute arises between you and the Company
          -----------------
with respect to this Agreement or the Stock Option, either party may elect (but is not obligated) to submit the dispute to arbitration before a panel of arbitrators in accordance with the Florida Arbitration Code by giving the other party a notice of arbitration in accordance with section 9 of this Agreement. If a party elects to arbitrate a dispute before a lawsuit is filed with respect to the subject matter of the dispute, arbitration will be the sole and exclusive method of resolving the dispute, the other party must arbitrate the dispute, and each party will be barred from filing a lawsuit concerning the subject matter of the arbitration, except to obtain an equitable remedy. A party's right to submit a dispute to arbitration does not restrict its right to institute litigation to obtain any legal or equitable remedy. The filing of a lawsuit by either party before the other party has elected that a dispute be submitted to arbitration will bar and preclude both you and the Company from submitting the subject matter of the lawsuit to arbitration while the lawsuit is pending.

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     The arbitration panel will consist of three arbitrators, with one arbitrator selected by the Company, the second selected by you, and the third, neutral arbitrator selected by agreement of the first two arbitrators. Each party shall select an arbitrator and notify the other party of the selection within 15 days after the effective date of the notice of arbitration and the two arbitrators selected by the parties shall select the third arbitrator within 30 days after the effective date of the notice of arbitration. A party who fails to select an arbitrator within the prescribed 15-day period waives the right to select an arbitrator or to have an additional, neutral arbitrator selected by the arbitrator selected by the other party, and the arbitrator chosen by the other party will constitute the "arbitration panel" for purposes of this Agreement.

     Every arbitrator must be independent (not a relative of yours or an officer, director, employee, or shareholder of the Company or any Subsidiary) without any economic or financial interest of any kind in the outcome of the arbitration. Each arbitrator's conduct will be governed by the Code of Ethics for Arbitrators in Commercial Disputes (1986) that has been approved and recommended by the American Bar Association and the American Arbitration Association.

     Within 120 days after the effective date of the notice of arbitration, the arbitration panel shall convene a hearing for the dispute to be held on such date and at such time and place in Tampa, Florida, as the arbitration panel designates upon 60 days' advance notice to you and the Company. The arbitration panel shall render its decision within 30 days after the conclusion of the hearing. The decision of the arbitration panel will be binding and conclusive as to you and the Company and, upon the pleading of either party, any court having jurisdiction may enter a judgment of any award rendered in the arbitration, which may include an award of damages. The arbitration panel shall hear and decide the dispute based on the evidence produced, notwithstanding the failure or refusal to appear by a party who has been duly notified of the date, time, and place of the hearing.

     You and the Company (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction over Hillsborough County, Florida, (b) stipulate that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement or the Stock Option is Hillsborough County, Florida, and (c) waive any defense, whether asserted by a motion or pleading, that Hillsborough County, Florida, is an improper or inconvenient venue. YOU KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE YOUR RIGHT TO A JURY TRIAL IN ANY LAWSUIT BETWEEN YOU AND THE COMPANY WITH RESPECT TO THIS AGREEMENT OR THE STOCK OPTION.

     In any mediation, arbitration, or legal proceeding arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in enforcing, defending, or prosecuting any claim arising out of this Agreement, including all fees, costs, and expenses of agents, experts, attorneys, witnesses, arbitrators, and supersedeas bonds, whether incurred before or after demand or commencement of legal or arbitration proceedings, and whether incurred pursuant to trial, appellate, mediation, arbitration, bankruptcy, administrative, or judgment-execution proceedings. The Company shall pay to you, on demand, interest on any amount owed to you under this Agreement that is not paid to you when due, from the date when due until paid in full, at the annual rate then provided by Florida law for the payment of interest on

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judgments generally (the current annual rate of interest on judgments prescribed by section 55.03, Florida Statutes, is 11%).
                  ----------------

     14.  Miscellaneous. The validity, construction, enforcement, and
          -------------
interpretation of this Agreement are governed by the laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with the laws of other jurisdictions. A waiver, amendment, modification, or cancellation of this Agreement will be valid and effective only if it is in writing and executed by you and the Company. By signing this Agreement, you accept the grant of the Stock Option, acknowledge receipt of copies of the Plan and the disclosure documents described on Appendix "C," and warrant that you are free to enter into this Agreement and do not have any legal obligations that are inconsistent with this Agreement. The Plan and this Agreement record the final, complete, and exclusive understanding between you and the Company with respect to the Stock Option and supersede any prior or contemporaneous agreement, representation, or understanding, oral or written, by you or the Company. This Agreement is binding on your heirs, guardian, and personal representative and is binding on, inures to the benefit of, the Company's assignees and successors. Time is of the essence with respect to your exercise of the Stock Option.

                                        SRI/SURGICAL EXPRESS, INC.


                                        By:__________________________(SEAL)
                                              James T. Boosales, Executive
                                              Vice President

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                          ACCEPTANCE OF STOCK OPTION
                          --------------------------

     I have carefully read the foregoing Stock Option Agreement, all the disclosure documents described on Appendix "C" to the Agreement, and the accompanying copy of the Plan. Before exercising the Stock Option, I will review the additional disclosure documents furnished to me by the Company. I accept the Stock Option granted to me pursuant to the Agreement and agree to be bound by all the terms and conditions of the Plan and the Agreement.




EXECUTED:  as of _______, 200_          _______________________________________
                                         [Insert Recipient's Name and Address]

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                                                                    APPENDIX "A"

                              NOTICE OF EXERCISE
                              ------------------

TO:  SRI/Surgical Express, Inc.
     Attention: Chief Financial Officer

     This notifies you that I exercise my option to purchase _____________ shares (the "Shares") of common stock of SRI/Surgical Express, Inc. (the "Company") pursuant to the stock option that the Company granted to me on _________________, _____, pursuant to the Company's 1998 Stock Option Plan (the "Plan") and the Stock Option Agreement that was accepted by me as of ________________, _____ (the "Agreement").

     As full payment for the Shares and any applicable withholding taxes, I enclose a bank draft, money order, or personal check in the sum of $________________.

     In connection with my purchase of the Shares, I represent and warrant to the Company the following:

     (a) I am in full compliance with all conditions to exercise of the Stock Option set forth in the Plan and the Agreement.

     (b) I am purchasing the Shares solely for my own account, as principal, without a view to, and not for resale in connection with, any distribution or underwriting of any Shares, and I am not participating, directly or indirectly, in any distribution or underwriting of any shares. I am not investing in the Shares as an agent, nominee, or representative for the account or benefit of any person or entity, and I have not agreed or arranged to sell, assign, transfer, subdivide, or otherwise dispose of all or any part of the Shares to another person or entity.

     (c) I understand that (i) no state or federal agency has passed upon the Shares or made any finding or determination as to the fairness of the Shares as an investment, (ii) the Shares have not been, and will not be, registered under either the Securities Act of 1933, as amended, or any state securities law, and they can be offered for sale, sold, assigned, pledged, hypothecated, or otherwise transferred or encumbered only if the transaction is registered under those laws or qualifies for an available exemption from registration under those laws, and (iii) the Company has not agreed, and is not obligated, to register any resale or other transfer of the Shares under the Securities Act of 1933, as amended, or any state securities law, or to take any action to enable me to qualify for an exemption from registration under any of those laws with respect to a resale or other transfer of the Shares.

     (d) I have received from the Company and carefully read [add description of disclosure document], pertaining to the Shares and all the documents incorporated by reference in it (the "Disclosure Documents").

     (e) I agree to notify the Company regarding whether or not I have sold the Shares on the first anniversary of the date the Shares are issued.

     (f) I have been given adequate opportunity to evaluate this investment, including opportunities to (i) question officers of the Company, (ii) obtain any additional information necessary to evaluate the investment or to verify

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any information or representation contained in the Disclosure Documents, and
(iii) make such other investigation as I considered appropriate or necessary to evaluate the business and financial affairs and condition of the Company.

     (g) Management of the Company has answered all questions asked by me, and they have either furnished to me, or given me full and unrestricted access to, all records, contracts, documents, and other information requested by me, with respect to the Shares, the Company, the Disclosure Documents, and the business and financial affairs and condition of the Company.

     (h) I am an officer or managerial employee of the Company, and therefore, knowledgeable concerning the business of the Company, and I have carefully considered and understand the risks and other factors affecting the suitability of the Shares as an investment for me.

     (i) I understand that neither the Company, any officer or director of the Company, nor any professional advisor of the Company, makes any representation or warranty to me with respect to, or assumes any responsibility for, the federal income tax consequences to me of an investment in the Shares.

     (j) Because of my knowledge and experience in financial and business matters, and the Company's business in particular, I am able to evaluate the merits, risks, and other factors bearing upon the suitability of the Shares as an investment for me, and I have been afforded adequate opportunity to evaluate this proposed investment in light of those factors, my financial condition, and my investment knowledge and experience.

     (k) I have adequate net worth and annual income to provide for my current needs and possible future contingencies and do not have an existing or foreseeable future need for liquidity of my investment in the Shares. Also, I am otherwise able to bear the economic risk of an investment in the Shares, and have sufficient net worth and annual income to sustain a loss of all or part of my investment in the Shares if that were to occur and to withstand the probable inability to publicly sell, transfer, or otherwise dispose of the Shares for an indefinite period of time.

     Please issue in my name, as printed below my signature to this notice of exercise, a stock certificate evidencing my ownership of the Shares. Also, please issue to me in the same manner a balance certificate for any of the Shares evidenced by an enclosed stock certificate that are not required to satisfy the purchase price of the Shares.

EXECUTED:  _________, ___           ____________________________________________
                                                Signature of Participant

                                    ____________________________________________
                                                Name of Participant

                                    ____________________________________________
                                                Street Address

Amount Enclosed:  $_________        ____________________________________________
                                                City    State     Zip Code

Shares Enclosed:  ___________
                                    ____________________________________________
                                                     Social Security Number

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                                                                    APPENDIX "B"

                           STOCK CERTIFICATE RECEIPT
                           -------------------------

I acknowledge receipt from SRI/Surgical Express, Inc. on _______________, _____, of stock certificate number _______ for ___________ shares of common stock of SRI/Surgical Express, Inc., purchased by me pursuant to the exercise of the stock option granted to me under the Stock Option Agreement that was accepted by me on______________, _____.



                                            By:_________________________________
                                                 Name:__________________________

                                                                    APPENDIX "C"


                  DISCLOSURE DOCUMENTS FURNISHED TO OPTIONEE
                  ------------------------------------------

Plan Summary (with supplement)

Most Recent Annual Report on Form 10-K of the Company

Most Recent Quarterly Report on Form 10-Q of the Company